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                                                                     Exhibit 5.3

                                  June 26, 2003

Everest Re Capital Trusts II and III
477 Martinsville Road
P.O. Box 830
Liberty Corner, New Jersey  07938

                Re: Everest Re Capital Trust II and Everest Re Capital Trust III

Ladies and Gentlemen:

         We have acted as special Delaware counsel for Everest Reinsurance Holdings, Inc., a Delaware corporation (the "Company"), and Everest Re Capital Trust II and Everest Re Capital Trust III, each a Delaware statutory trust (each, "a Trust" and jointly, the "Trusts"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

         (a) The Certificate of Trust of each Trust, dated June 25, 2003 (jointly, the "Certificates"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on June 25, 2003;

         (b) The Trust Agreement of each Trust, dated as of June 25, 2003, by and among the Company and the trustees of the Trust named therein;

         (c) A form of Amended and Restated Trust Agreement of each Trust (including Exhibits A, C and E thereto) (jointly, the "Trust Agreements"), among the Company, the trustees of each Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of each Trust;

         (d) The Registration Statement on Form S-3 (the "Registration Statement"), including a preliminary prospectus (the "Prospectus"), relating to the Preferred Securities of the Trusts, representing undivided beneficial interests in the assets of the Trusts (each, a "Preferred

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Everest Re Capital Trusts II and III
June 26, 2003
Page 2

Security" and collectively, the "Preferred Securities"), as proposed to be filed by the Company, Everest Re Group, Ltd. and the Trusts with the Securities and Exchange Commission on or about June 26, 2003; and

         (e) A Certificate of Good Standing for each Trust, dated June 25, 2003, obtained from the Secretary of State.

         Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreements.

         For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (e) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs
(a) through (e) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

         For purposes of this opinion, we have assumed (i) that the Trust Agreements and the Certificates are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation,
(iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vi) the receipt by each Person to whom a Preferred Security is to be issued by each Trust (collectively, the "Preferred Security Holders") of a Preferred Securities Certificate for such Preferred Security and the payment for the Preferred Security acquired by it, in accordance with the respective Trust Agreement and the Registration Statement, (vii) that the Preferred Securities are issued and sold to the Preferred Security Holders in accordance with the respective Trust Agreement and the Registration Statement, and (viii) that, in the State of Delaware, the Trusts (A) have not advertised or offered, are not advertising or offering, and will not advertise or offer for sale any securities or (B) have not solicited or received, are not soliciting or receiving, and will not solicit or receive any funds or subscriptions for any securities. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

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Everest Re Capital Trusts II and III
June 26, 2003
Page 3

         To the extent that Section 10.5 of each Trust Agreement provides that the Trust Agreement is governed by laws other than the laws of the State of Delaware, we express no opinion concerning the effect of Section 10.5 of each Trust Agreement on the opinions set forth herein.

         This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

         Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. Each Trust has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

         2. The Preferred Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the respective Trust.

         3. The Preferred Security Holders, as beneficial owners of the Trusts, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreements.

         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ Richards, Layton & Finger P.A.



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